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                     December 7, 2020

       Niccolo de Masi
       Chief Executive Officer
       dMY Technology Group, Inc.
       1180 North Town Center Drive
       Suite 100
       Las Vegas, Nevada 89144

                                                        Re: dMY Technology
Group, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed October 9,
2020
                                                            File No. 001-39232

       Dear Mr. de Masi:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Joel Rubinstein